Exhibit 99.1
FOR IMMEDIATE RELEASE
Waste Management Announces First Quarter 2011 Earnings

HOUSTON — April 28, 2011 — Waste Management, Inc. (NYSE: WM) today announced financial results for its first quarter ended March 31, 2011. Net income (a) for the quarter was $186 million, or $0.39 per diluted share, compared with $182 million, or $0.37 per diluted share, for the first quarter of 2010. This is an increase in earnings per diluted share of over 5%. Revenues for the first quarter of 2011 were $3.10 billion compared with $2.93 billion for the same 2010 period, an increase of 5.7%.
The Company noted one significant item that impacted results in the 2010 first quarter. Results in the first quarter of 2010 included a $17 million after-tax charge related to the partial withdrawal from a Teamsters’ underfunded multiemployer pension plan.
David P. Steiner, Chief Executive Officer of Waste Management, commented, “Our revenue continued the recent trend of year-over-year growth, increasing over 5% compared with the first quarter of 2010, primarily because of strong yield in our collection and disposal business, higher commodity prices, and improving recycling volumes.
“Our solid waste business continued to perform well, with both pricing and volumes improved from the fourth quarter. Recycling continued to be a significant contributor to earnings, and we continued to generate robust free cash flow, generating $289 million of free cash in the quarter.
“We achieved this solid performance in the face of headwinds totaling $0.09 per diluted share. Year-over-year we had a negative impact of $0.02 per diluted share from our waste-to-energy operations and $0.01 per diluted share from stock option grants under our long-term compensation program. We also had negative impacts of $0.03 per diluted share from our cost reduction initiatives, and a negative $0.03 per diluted share from our growth initiatives. We expect these headwinds to be short term, with our waste-to-energy business, cost reduction initiatives and growth initiatives beginning to add to earnings in the second half of the year and accelerating into 2012.
“Internal revenue growth from volume declined by 1.7% in the first quarter of 2011, an improvement of 10 basis points compared with the decline experienced in the fourth quarter of 2010. We had anticipated stronger volumes in the first quarter, but severe winter had a negative effect. As we look at volumes for the remainder of 2011, we anticipate that we will see seasonal improvements and that full year 2011 volumes will be closer to flat year-over-year.”
Steiner continued, “Our internal revenue growth from yield for our collection and disposal operations was 2.8%. This represents the highest yield since the third quarter of 2009 and the third quarter of sequential growth.”
FOR MORE INFORMATION
Waste Management
Web site
www.wm.com
Analysts
Ed Egl
713.265.1656
eegl@wm.com
Media
Lynn Brown
713.394.5093
lynnbrown@wm.com

KEY HIGHLIGHTS FOR THE FIRST QUARTER 2011
•	Revenue increased by 5.7%, or $168 million.

•	Internal revenue growth from yield for collection and disposal operations was 2.8%.

•	Internal revenue growth from volume was negative 1.7%.

•	Operating expenses increased by 6.1%, or $114 million. This increase resulted mainly from $67 million of increased cost of goods sold from recycling commodity rebates and a $27 million increase in fuel costs. First quarter 2011 fuel costs, net of fuel surcharge revenues, had no meaningful impact on earnings. First quarter 2010 results included a $28 million pre-tax charge related to the partial withdrawal from a Teamsters’ underfunded multiemployer pension plan.

•	Selling, general and administrative expenses increased by $31 million compared with the first quarter of 2010, due principally to increased expenses for growth and cost reduction initiatives and information technology upgrades. As a percentage of revenue, SG&A expenses increased to 12.3% from 12.0% in the prior year period.

•	Stock option grants to retirement eligible employees resulted in a $10 million non-cash charge in the quarter, or approximately $0.01 per diluted share.

•	Average recycling commodity prices increased approximately 18% in the first quarter of 2011 compared with the prior year period. This favorable year-over-year impact contributed $0.03 to earnings per diluted share in the first quarter of 2011, compared with the prior year period.

•	Waste-to-energy operations impacted diluted earnings per share by a negative $0.02 as compared to the prior year period.

•	Net cash provided by operating activities was $600 million.

•	Free cash flow was $289 million, a 14.2% increase compared to the first quarter of 2010.(b)

•	Capital expenditures were $316 million.

•	The Company returned $225 million to shareholders, consisting of $162 million in dividends and $63 million in common stock repurchases.

•	The effective tax rate was approximately 35.9%.
Steiner concluded, “Our free cash flow in the first quarter was $36 million better than the prior year quarter despite an increase in capital expenditures of $61 million. We remain committed to returning cash to our shareholders, and in the first quarter we paid $162 million in dividends and repurchased $63 million of common stock.
“The investments we are making in our growth initiatives and cost reduction programs in the first half of the year are on plan, and we expect to see the associated benefits starting in the third quarter and accelerating through 2012.
“With recycling commodity prices remaining at a high level, an expected improvement in solid waste volumes, and the benefits from our initiatives starting to appear during the second half of the year, we are confident that we are on track to meet our previously announced full year 2011 adjusted earnings guidance of $2.24 to $2.30 per diluted share and to achieve our expected free cash flow of between $1.25 billion to $1.35 billion.(b)”
(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business.

The Company’s projected full year 2011 earnings of $2.24 to $2.30 per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2011 that management believes are not representative or indicative of our results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures, resolution of income tax items or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, we believe free cash flow gives investors useful insight into how we view our liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The following reconciliation illustrates two scenarios that show our projected free cash flow range for 2011. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

Full Year 2011 Free Cash Flow Reconciliation	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,650	$2,700
Capital expenditures	(1,450)	(1,350)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	50	—

	$1,250	$1,350

The quantitative reconciliation of free cash flow for the quarter to the most comparable GAAP measure is included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company will host a conference call at 10:00 AM (Eastern) today to discuss the first quarter 2011 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com . To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 51272844 when prompted by the conference call operator.
A replay of the conference call will be available on our website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, April 28, 2011 through 5:00

PM (Eastern) on Thursday, May 12, 2011. To access the replay telephonically, please dial 800-642-1687, or from outside of the United States or Canada dial 706-645-9291, and use the replay conference ID number 51272844.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements” and include statements regarding financial results, business goals and investments and cost reduction programs, capital allocation, including future dividends, share repurchases and capital expenditures, strategic growth initiatives and their future performance, future volume and pricing and related trends, future recycling commodity prices, 2011 earnings per diluted share, 2011 free cash flow, and general market and industry conditions. You should view these statements with caution. These statements are not guarantees of future performance, circumstances or events. They are based on the facts and circumstances known to us as of the date the statements are made. All phases of our business are subject to uncertainties, risks and other influences, many of which we do not control. Any of these factors, either alone or taken together, could have a material adverse effect on us and could cause actual results to be materially different from those set forth in such forward-looking statement. We assume no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.
The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation and other general and local economic conditions may negatively affect the volumes of waste generated;

•	competition may negatively affect our profitability or cash flows, our pricing strategy may have negative effects on volumes, and inability to execute our pricing strategy in order to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	we may fail in implemening our optimization initiatives and business strategy, which could adversely impact our financial performance and growth;

•	weather conditions and one-time special projects cause our results to fluctuate, and harsh weather or natural disasters may cause us to temporarily suspend operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	adverse publicity (whether or not justified) relating to activities by our operations, employees or agents could tarnish our reputation and reduce the value of our brand;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	some of our customers, including governmental entities, have suffered financial difficulties that could affect our business and operating results, due to their credit risk and the impact of the municipal debt market on remarketing of our tax-exempt bonds;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverage could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	increasing use by customers of alternatives to traditional disposal, government mandates requiring recycling and prohibiting disposal of certain types of waste, and overall reduction of waste generated could continue to have a negative effect on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	we could face significant liability for withdrawal from multiemployer pension plans;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	our existing and proposed service offerings to customers may require that we develop or license, and protect, new technologies; and our inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations;

•	we may reduce or suspend capital expenditures, acquisition activity, dividend declarations or share repurchases if we suffer a significant reduction in cash flows; and

•	we may be unable to incur future indebtedness on terms we deem acceptable or to refinance our debt obligations, including near-term maturities, on acceptable terms and higher interest rates and market conditions may increase our expenses.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K.
ABOUT WASTE MANAGEMENT
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.
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Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2011	2010
Operating revenues	$3,103	$2,935

Costs and expenses:
Operating	1,995	1,881
Selling, general and administrative	382	351
Depreciation and amortization	299	291

	2,676	2,523

Income from operations	427	412

Other income (expense):
Interest expense	(121)	(112)
Interest income	3	—
Equity in net losses of unconsolidated entities	(4)	—
Other, net	1	2

	(121)	(110)

Income before income taxes	306	302
Provision for income taxes	110	110

Consolidated net income	196	192
Less : Net income attributable to noncontrolling interests	10	10

Net income attributable to Waste Management, Inc.	$186	$182

Basic earnings per common share	$0.39	$0.37

Diluted earnings per common share	$0.39	$0.37

Basic common shares outstanding	475.7	485.6

Diluted common shares outstanding	477.6	488.1

Cash dividends declared per common share	$0.34	$0.315

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2011	2010
EPS Calculation:

Net income attributable to Waste Management, Inc.	$186	$182

Number of common shares outstanding at end of period	474.7	483.8
Effect of using weighted average common shares outstanding	1.0	1.8

Weighted average basic common shares outstanding	475.7	485.6
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.9	2.5

Weighted average diluted common shares outstanding	477.6	488.1

Basic earnings per common share	$0.39	$0.37

Diluted earnings per common share	$0.39	$0.37

(2)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$676	$539
Receivables, net	1,561	1,656
Other	311	287

Total current assets	2,548	2,482

Property and equipment, net	11,855	11,868
Goodwill	5,771	5,726
Other intangible assets, net	318	295
Other assets	1,156	1,105

Total assets	$21,648	$21,476

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,078	$2,252
Current portion of long-term debt	285	233

Total current liabilities	2,363	2,485

Long-term debt, less current portion	8,882	8,674
Other liabilities	3,771	3,726

Total liabilities	15,016	14,885

Equity:
Waste Management, Inc. stockholders’ equity	6,298	6,260
Noncontrolling interests	334	331

Total equity	6,632	6,591

Total liabilities and equity	$21,648	$21,476

(3)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Quarters Ended March 31,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$196	$192
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	299	291
Other	40	40
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	65	(27)

Net cash provided by operating activities	600	496

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(99)	(62)
Capital expenditures	(316)	(255)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	5	12
Investments in unconsolidated entities	(55)	(149)
Net receipts from restricted trust and escrow accounts, and other	3	19

Net cash used in investing activities	(462)	(435)

Cash flows from financing activities:
New borrowings	396	114
Debt repayments	(158)	(169)
Common stock repurchases	(63)	(120)
Cash dividends	(162)	(153)
Exercise of common stock options	23	7
Other, net	(39)	(10)

Net cash used in financing activities	(3)	(331)

Effect of exchange rate changes on cash and cash equivalents	2	1

Increase (decrease) in cash and cash equivalents	137	(269)
Cash and cash equivalents at beginning of period	539	1,140

Cash and cash equivalents at end of period	$676	$871

(4)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Operating Revenues by Lines of Business
Collection	$2,021	$2,072	$1,974
Landfill	579	640	562
Transfer	294	313	312
Wheelabrator	210	229	206
Recycling	370	333	269
Other	89	88	64
Intercompany (a)	(460)	(488)	(452)

Operating revenues	$3,103	$3,187	$2,935

	Quarters Ended
	March 31, 2011		March 31, 2010
		As a % of		As a % of
	Amount	Total Company	Amount	Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$162	5.5%	$193	6.9%
Volume	(51)	-1.7%	(142)	-5.1	%(b)

Internal revenue growth	111	3.8%	51	1.8%
Acquisitions	48	1.6%	48	1.7%
Divestitures	—	—	(1)	0.0%
Foreign currency translation	9	0.3%	27	0.9%

	$168	5.7%	$125	4.4%

		As a % of		As a % of
		Related		Related
	Amount	Business	Amount	Business
(i) Average yield
Collection, landfill and transfer	$69	2.9%	$43	1.8%
Waste-to-energy disposal	—	0.0%	7	7.3%

Collection and disposal	69	2.8%	50	2.0	%(b)
Recycling commodities	58	21.1%	139	103.7%
Electricity	—	0.0%	(8)	-11.0%
Fuel surcharges and mandated fees	35	35.4%	12	14.0%

Total	$162	5.5%	$193	6.9%

	Quarters Ended March 31,
	2011	2010
Free Cash Flow Analysis (c)
Net cash provided by operating activities	$600	$496
Capital expenditures	(316)	(255)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	5	12

Free cash flow	$289	$253

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Reflects a refinement to the calculation of the number of “standard workdays” per month used in this calculation for our commercial and residential lines of business. This refinement resulted in an increase in collection and disposal yield from 1.8% to 2.0% for the first quarter of 2010. There is a corresponding decrease in volume from 4.9% to 5.1% for the first quarter of 2010.

(c)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Balance Sheet Data

Cash and cash equivalents	$676	$539	$871

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,167	$8,907	$8,823
Total equity	6,632	6,591	6,541

Total capital	$15,799	$15,498	$15,364

Debt-to-total capital	58.0%	57.5%	57.4%

Capitalized interest	$4	$5	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$68	$42	$69

Total consideration	$97	$58	$84

Cash paid for acquisitions	$99	$64	$62

Other Operational Data

Internalization of waste, based on disposal costs	68.3%	68.6%	67.9%

Total landfill disposal volumes (tons in millions)	20.4	22.5	20.3
Total waste-to-energy disposal volumes (tons in millions)	1.9	2.0	1.7

Total disposal volumes (tons in millions)	22.3	24.5	22.0

Active landfills	271	271	273

Landfills reporting volume	255	256	258

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$72.6	$79.1	$72.6
Asset retirement costs	15.5	(14.3)	10.7

Total landfill amortization expense (b)	88.1	64.8	83.3
Accretion and other related expense	16.5	17.7	16.8

Landfill amortization, accretion and other related expense	$104.6	$82.5	$100.1

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.

(b)	The quarter ended March 31, 2011 as compared to the quarter ended December 31, 2010 reflects an increase in amortization expense of $23.3 million of which $34.2 million is attributable to year-end adjustments of the landfill final capping costs, future landfill costs and closure/post-closure obligations identified in our Q4 annual review process. This was offset partially by an $11.0 million decrease primarily due to the seasonal reduction in landfill volumes.

(6)